Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268198
PROSPECTUS SUPPLEMENT
To Prospectus dated December 9, 2022

Primary Offering of
Up to 1,275,000 Shares of Class A Common Stock
Issuable upon Exercise of Warrants

Secondary Offering of
Up to 1,275,000 Shares of Class A Common Stock
and
Up to 1,275,000 Warrants to Purchase Class A Common Stock

Mondee Holdings, Inc.
This prospectus supplement updates and supplements the information contained in the prospectus dated December 9, 2022 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-268198) with the information contained in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission on June 12, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 1,275,000 shares of our Class A common stock, $0.0001 par value per share (the “Class A common stock”), upon exercise from time to time of 1,275,000 redeemable warrants to purchase Class A common stock at an exercise price of $11.50 (the “Preferred Financing Warrants”) by third parties that did not purchase the Preferred Financing Warrants from the Company in the private placement that closed on September 29, 2022.
The Prospectus and this prospectus supplement also relate to the resale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 1,275,000 shares of Class A common stock that may be issued upon the exercise of the Preferred Financing Warrants and (ii) up to 1,275,000 Preferred Financing Warrants. We will not receive any proceeds from the sale of shares of Class A common stock or Preferred Financing Warrants by the Selling Securityholders pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the Preferred Financing Warrants.
You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.
Our Class A common stock is currently listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “MOND”. On June 9, 2023, the closing price of our Class A common stock was $9.14.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 12, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 6, 2023

Mondee Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39943	88-3292448
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10800 Pecan Park Blvd Suite 315 Austin, Texas	78750
(Address of principal executive offices)	(Zip Code)
(650) 646-3320
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MOND	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On June 6, 2023, Mondee Holdings, Inc., a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC (“Morgan Stanley”), as representative of the underwriters named therein (collectively, the “Underwriters”), and certain stockholders of the Company named therein (collectively, the “Selling Stockholders”), relating to the offer and sale (the “Offering”) by the Selling Stockholders of 5,250,000 shares of Class A common stock of the Company (the “Common Stock”) at a price to the public of $10.00 per share. Under the terms of the Underwriting Agreement, the Selling Stockholders granted the Underwriters a 30-day option to purchase up to an additional 787,500 shares of Common Stock.
On June 7, 2023, the Company issued a press release announcing that it had priced the Offering, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated herein by reference.

On June 9, 2023, the Company and Selling Stockholders closed the Offering, with the Selling Stockholders selling 5,250,000 shares of Common Stock. Additionally, on June 12, 2023, the Company issued a press release announcing the results of the Offering, a copy of which is filed as Exhibit 99.2 to this Current Report and is incorporated herein by reference.

The Company did not sell any shares of Common Stock in the Offering and did not receive any proceeds from the Offering.

The Offering was made pursuant to a prospectus supplement, which amended and supplemented the prospectus dated May 10, 2023, which forms part of the Company’s registration statement on Form S-1 (File No. 333-271532) previously filed with the Securities and Exchange Commission (the “SEC”) on May 1, 2023 and declared effective by the SEC on May 10, 2023.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties, and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement.

The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report. The foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the exhibit, which is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated June 6, 2023, by and among Mondee Holdings, Inc., Morgan Stanley & Co. LLC, as representative of the underwriters named therein, and certain stockholders named therein.
99.1	Press Release, dated June 7, 2023.
99.2	Press Release, dated June 12, 2023.
104	Cover Page Interactive Data File

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDEE HOLDINGS, INC.

Dated: June 12, 2023

	By:	/s/ Prasad Gundumogula
Name: Prasad Gundumogula Title: Chief Executive Officer